EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2011 Results

  Delivered another quarter of strong access line performance.
  Continued solid operating cash flow and dividend payout ratio.
  Successfully completed refinancing of our credit facility.
  Internal restructuring yields $2.5 million in future annual expense reductions.

MATTOON, Ill., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL)reported results for the second quarter ended June 30, 2011.

Second quarter 2011 financial summary:

  Revenue was $92.6 million.
  Net cash from operations was $30.1 million.
  Adjusted EBITDA was $45.9 million.
  Dividend payout ratio was 55.1%.
  Cash and cash equivalents ended at $82.0 million.

"We delivered a solid quarter of cash from operations and a comfortable dividend payout ratio," said Bob Currey, President and Chief Executive Officer. "Operationally, we produced another strong access line performance and grew broadband subscribers by 1.3%."

"The quarter also included the completion of two important strategic initiatives. First, we were pleased with the terms of our refinancing that successfully extended $409.1 million of our term loan by three years and our undrawn $50 million revolver by nearly two and half years. Second, we realigned functional responsibilities to bring customer facing employees into a single group and identified approximately $2.5 million in annual expense reductions to be implemented throughout the rest of the year," Currey concluded.

Operating Statistics at June 30, 2011, Compared to June 30, 2010.

	Period Ended June 30,
	2011	2010	Increase/(decrease)%

Total connections	462,704	454,075	8,629	1.9%
Local access lines	232,360	242,282	(9,922)	(4.1)%
DSL subscribers	108,581	103,428	5,153	5.0%
IPTV subscribers	31,218	26,074	5,144	19.7%
ILEC VOIP lines	8,799	8,605	194	2.3%
CLEC access line equivalents	81,746	73,686	8,060	10.9%

"We were pleased to deliver another solid quarter of financials despite a $0.7 million access settlement that negatively impacted both revenue and earnings. In addition, the extension of maturities on a portion of our debt was a positive outcome providing us with additional balance sheet flexibility," said Steve Childers, Chief Financial Officer.

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $21.1 million, and the dividend payout ratio was 55.1%. At June 30, 2011, cash and cash equivalents were $82.0 million, representing an increase of $28.4 million over the prior year. The Company made capital expenditures of $10.7 million compared to $10.9 million in the second quarter of 2010.

Financial Highlights for the Second Quarter Ended June 30, 2011

  Revenues were $92.6 million, compared to $95.7 million in the same period of 2010. Revenue declined by $1.6 million year over year after excluding $0.8 million from the operator service business unit that was divested last year and the $0.7 million access dispute settlement. Declines in local calling services, network access, long distance and subsidies were partially offset by increases in data and internet services.
  Depreciation and amortization was $22.0 million, compared to $21.5 million for the same period in 2010.
  Income from operations was $14.7 million, compared to $17.2 million in the second quarter of 2010.  The decrease is mainly due to the restructuring and refinancing expenses totaling $3.0 million in the quarter.
  Interest expense, net was $12.4 million, compared to $13.0 million in the same quarter last year. The improvement is primarily the result of a lower weighted average cost of debt as the result of better rates on interest rate swaps. This was partially offset by the higher interest rate associated with the amend and extend transaction which closed on June 8, 2011.
  Other income, net was $6.3 million, compared to $6.6 million for same period in 2010.  Cash distributions from our wireless partnerships were $5.8 million for the current quarter and $6.5 million in the second quarter of 2010.
  Net income attributable to common stockholders was $5.4 million, compared to $7.0 million in the second quarter of 2010. The decline was primarily due to refinancing and restructuring costs of $1.9 million, net of tax. "Adjusted net income applicable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $7.7 million, compared to $8.0 million in the same quarter of 2010.
  Diluted net income per common share was $0.18, compared to $0.24 in the second quarter of 2010. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the current quarter was $0.26, compared to $0.27 in the same period the prior year.
  Adjusted EBITDA was $45.9 million, compared to $46.0 million for the same period in 2010.
  Net cash provided from operating activities was $30.1 million, compared to $31.3 million for the second quarter in 2010.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.32 times to one.

Financial Highlights for the Six Months Ended June 30, 2011

  Revenues were $188.1 million, compared to $194.0 million in the same period of 2010. Revenue declined by $3.5 million year over year after excluding the $1.7 million from the operator service business unit that was divested last year and the $0.7 million access dispute settlement. Local calling, long distance, network access and subsidies were all lower due to the loss of access lines. These declines were partially offset by increases in our data and internet revenue.
  Net Income attributable to common stockholders was $12.7 million, compared to $14.0 million in the prior year period. The decline is primarily due to refinancing and restructuring costs of $1.9 million, net of tax.
  Diluted net income per common share was $0.42, compared to $0.47 for the same period in 2010. "Adjusted diluted net income per common share" as described in the table provided in this release was $0.52 versus $0.52 for the six months ended June 30, 2010.
  Adjusted EBITDA increased $0.6 million to $93.7 million, compared to $93.1 million for the same period in 2010.
  Net cash provided from operating activities increased $6.1 million to $61.2 million, compared to $55.1 million for the six month period in 2010.

Financial Guidance

For 2011, the Company is reiterating its full year guidance for capital expenditures and cash interest expenses of $38.0 million to $41.0 million and $45.0 million to $48.0 million, respectively. In addition to the impacts from the refinancing, the Company is increasing its estimates on the benefits of bonus deprecation and, as a result, is lowering its cash tax guidance by $5.0 million to a new range of $9.0 million to $11.0 million from previous guidance of $14.0 million to $16.0 million.

Dividend Payments

On August 1, 2011, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2011 to stockholders of record at the close of business on October 15, 2011.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 81927799. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 11, 2011 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of June 30, 2011, the Company had 232,360 ILEC access lines, 81,746 Competitive Local Exchange Carrier (CLEC) access line equivalents, 108,581 DSL subscribers, 31,218 IPTV subscribers and 8,799 VOIP lines. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of d-ebt and Consolidated's ability to refinance it or incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

-- Tables Follow --

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 82,007	$ 67,654
Accounts receivable, net	37,058	42,012
Prepaid expenses and other current assets	25,372	26,584
Total current assets	144,437	136,250
Property, plant and equipment, net	344,181	356,057
Intangibles, net and other assets	706,463	717,239
Total assets	$ 1,195,081	$ 1,209,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 4,400	$ --
Current portion of capital lease obligation	170	132
Accounts payable	10,799	9,972
Accrued expenses and other current liabilities	57,989	65,488
Total current liabilities	73,358	75,592

Capital lease obligation less current portion	4,619	3,993
Long-term debt	875,600	880,000
Other long-term liabilities	175,026	178,086
Total liabilities	1,128,603	1,137,671

Stockholders' equity:
Common stock, $0.01 par value	299	298
Paid in capital	88,741	98,126
Accumulated other comprehensive loss	(27,778)	(31,471)
Total Consolidated Communications Holdings, Inc.
stockholders' equity	61,262	66,952
Noncontrolling interest	5,216	4,922
Total stockholders' equity	66,478	71,875
Total liabilities and stockholders' equity	$1,195,081	$ 1,209,546

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$ 92,623	$ 95,737	$ 188,064	$ 194,039
Operating expenses:
Cost of services and products	34,267	35,649	69,951	71,589
Selling, general and administrative expenses	21,687	21,390	42,386	44,193
Depreciation and amortization	21,987	21,460	44,145	43,002
Income from operations	14,682	17,238	31,582	35,255
Other income (expense):
Interest expense, net	(12,397)	(13,047)	(24,336)	(25,952)
Other income, net	6,307	6,620	13,451	12,986
Income before income taxes	8,592	10,811	20,697	22,289
Income tax expense	3,079	3,638	7,687	8,064
Net income	5,513	7,173	13,010	14,225
Less: Net income attributable to noncontrolling interest	162	124	294	255

Net income attributable to Consolidated Communications Holdings, Inc.	$ 5,351	$ 7,049	$ 12,716	$ 13,970

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.18	$ 0.24	$ 0.42	$ 0.47

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

OPERATING ACTIVITIES
Net income	$ 5,513	$ 7,173	$ 13,010	$ 14,225
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,987	21,460	44,145	43,002
Non-cash stock compensation	579	616	1,090	1,119
Loss on disposal of assets	--	884	4	888
Other adjustments, net	36	331	660	1,440
Changes in operating assets and liabilities, net	2,009	819	2,294	(5,602)
Net cash provided by operating activities	30,124	31,283	61,203	55,072
INVESTING ACTIVITIES
Return of capital in excess of earnings	56	--	56	--
Proceeds from sale of investments	--	35	--	35
Proceeds from sale of assets	281	458	396	972
Capital expenditures	(10,653)	(10,885)	(20,704)	(21,820)
Net cash used in investing activities	(10,316)	(10,392)	(20,252)	(20,813)
FINANCING ACTIVITIES
Payments made on long-term obligations	(37)	(103)	(71)	(344)
Refinancing fees	(3,399)	--	(3,399)	--
Dividends on common stock	(11,598)	(11,553)	(23,128)	(23,099)
Net cash used in financing activities	(15,034)	(11,656)	(26,598)	(23,443)
Net change in cash and cash equivalents	4,774	9,235	14,353	10,816
Cash and cash equivalents at beginning of period	77,233	44,339	67,654	42,758
Cash and cash equivalents at end of period	$ 82,007	$ 53,574	$ 82,007	$ 53,574

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Telephone Operations
Local calling services	$ 21,981	$ 23,210	$ 44,049	$ 47,020
Network access services	19,292	20,883	40,680	42,085
Subsidies	11,107	11,820	22,655	24,024
Long distance services	4,121	4,730	8,418	9,363
Data and Internet services	20,018	18,681	39,647	36,682
Other services	8,290	8,389	16,753	17,322
Total Telephone Operations	84,809	87,713	172,202	176,496
Other Operations	7,814	8,024	15,862	17,543
Total operating revenues	$ 92,623	$ 95,737	$ 188,064	$ 194,039

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
EBITDA:
Net cash provided by operating activities	$ 30,124	$ 31,283	$ 61,203	$ 55,072
Adjustments:
Compensation from restricted share plan	(579)	(616)	(1,090)	(1,119)
Other adjustments, net	(36)	(1,215)	(664)	(2,327)
Changes in operating assets and liabilities	(2,009)	(819)	(2,294)	5,602
Interest expense, net	12,397	13,047	24,336	25,952
Income taxes	3,079	3,638	7,687	8,064
EBITDA (1)	42,976	45,318	89,178	91,244

Adjustments to EBITDA (2):
Other, net (3)	(3,558)	(6,519)	(9,293)	(12,791)
Investment distributions (4)	5,858	6,562	12,743	13,512
Non-cash compensation (5)	579	616	1,090	1,119
Adjusted EBITDA	$ 45,855	$ 45,977	$ 93,718	$ 93,084

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Adjusted EBITDA	$ 45,855	$ 93,718

- Cash interest expense	(11,820)	(23,227)
- Capital expenditures	(10,653)	(20,696)
- Cash income taxes	(2,325)	(4,824)

Cash available to pay dividends	$ 21,057	$ 44,971

Dividends Paid	$ 11,598	$ 23,128
Payout Ratio	55.1%	51.4%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	4,789
Total debt as of June 30, 2011	$ 884,789
Less cash on hand	(82,007)
Total net debt as of June 30, 2011	$ 802,782

Adjusted EBITDA for the last twelve months ended June 30, 2011	$ 185,858

Total Net Debt to last twelve months
Adjusted EBITDA	4.32	x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Reported net income attributable to common stockholders	$ 5,351	$ 7,049	$ 12,716	$ 13,970
Loss on disposal of assets, net of tax	--	526	--	526
Severance, net of tax	308	--	301	--
Refinancing charges, net of tax	1,631	--	1,598	--
Non-cash stock compensation, net of tax	372	408	686	714
Adjusted net income attributable to common stockholders	$ 7,662	$ 7,983	$ 15,301	$ 15,210

Weighted average number of shares outstanding	29,593	29,483	29,593	29,483
Adjusted diluted net income per share	$ 0.26	$ 0.27	$ 0.52	$ 0.52

Calculations above assume a 35.8 and 33.7 percent effective tax rate for the three months ended June 30, 2011 and 2010, respectively. The assumed effective tax rates for the six months ended June 30, 2011 and 2010 are 37.1 and 36.2 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	June 30,	March 31,	June 30,
	2011	2011	2010
Local access lines in service
Residential	138,538	139,707	143,283
Business	93,822	95,221	98,999
Total local access lines	232,360	234,928	242,282
Total IPTV subscribers	31,218	30,380	26,074
ILEC DSL subscribers (1)	108,581	107,634	103,428
ILEC Broadband Connections	139,799	138,014	129,502
ILEC VOIP subscribers	8,799	8,665	8,605
CLEC Access Line Equivalents (2)	81,746	81,631	73,686

Total connections	462,704	463,238	454,075

Long distance lines (3)	175,439	174,944	170,374

IPTV Homes passed	209,609	207,796	197,766
IPTV penetration of homes passed	15%	15%	13%

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.
CONTACT: Company Contact:
         Matt Smith
         Treasurer & Director of Finance
         217-258-2959
         matthew.smith@consolidated.com